UNOCAL NEWSLINE                                             May 16, 1995
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TO:        ALL EMPLOYEES

FROM:      ROGER BEACH

RE:        VOTING YOUR PROXY



You're running out of time to vote on two important stockholder proposals, if you have not already done so. To be counted, your vote should be received by Chemical Bank in New York by this Friday, May 19. All ballots should be in the mail today, May 16. Those who attend the Annual Meeting in Sugar Land on May 22 can, of course, vote there.

You're asked to vote on four items, including two stockholder proposals. One proposal (item 3) concerns natural gas processing operations in Canada. The other proposal (Item 4) deals with Unocal's philosophy for doing business internationally.

Item 3 asks the Board of Directors to make a full written report on a gas-processing plant in northern Alberta. The plant is about 12 miles from a small settlement of Lubicon Lake Indians.

In a 30-page report, the Alberta Energy Resources Conservation Board concluded that neither the Lubicons nor the environment would suffer any ill effects from our plant, which will process slightly sour gas. The board also found that we had made sufficient efforts to tell the Lubicons about our activities. We don't need another report.

Item 4 calls for our Board of Directors to review and update the company's Statement of Principles for doing business internationally. The statement was published less than a year ago after thorough review. It's strong and comprehensive. We're proud of it and we live by it. We don't need to update it.

The Board unanimously recommends votes against these two proposals. You should study this year's proxy for yourself, mark and sign your ballot and return it in the postage-paid envelope. I assure you that your vote is absolutely confidential. Please cast it today.

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